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Exhibit 10.15

                     Technology Integration and Distribution
                                Letter Agreement
               CARDIAC SCIENCE INC. AND DATA CRITICAL CORPORATION

This Letter Agreement ("Agreement") is made between Cardiac Science Inc. ("CSI"), a Delaware Corporation and Data Critical Corporation (" Data Critical or "DCC"), a Delaware Corporation. Both have executed a Non-Disclosure Agreement regarding this Agreement and the technologies involved.

1. DCC WIRELESS NOTIFICATION TECHNOLOGY (CURRENTLY "ALARMVIEW(TM)") INTEGRATION. DCC, with engineering help from CSI, will perform the work necessary to interface DCC's wireless technology (currently the AlarmView system and any improvements to the Alarm View product under the term of this agreement) to the CSI's Powerheart -Registered Trademark- product and, at DCC's discretion, all future CSI automatic external cardioverter defibrillator devices ("AECD") technology. In the event that CSI's AECD technology is integrated into a third party manufactured product, CSI agrees to exclusively offer the DCC's wireless alarm notification technology, which DCC at its sole discretion may provide. Note that any customization beyond the DCC standard AlarmView product is above and beyond the time and money scope of this proposal. DCC will provide the technical expertise, hardware, software and (if appropriate and agreed to by both parties) regulatory acceptance and approvals necessary to provide CSI with a wireless alarm notification system for in-hospital use with the Powerheart product and, in DCC's sole discretion, all future CSI AECD technology products.

2. TECHNOLOGY FEE. DCC will charge CSI a non-refundable Technology Fee of $150,000.00 (one hundred fifty thousand dollars) upon DCC's acceptance of this Agreement. This Technology Fee is for past services rendered in connection with the development of this proposal. CSI will pay DCC this non-refundable fee within three (3) months of signing this Agreement.

3. ALARMVIEW DISTRIBUTION. CSI will quote, sell, install and support the AlarmView product directly to CSI's U.S. and Canadian customers. Upon regulatory release, CSI will also quote, sell, install and support the AlarmView product to specific international customers. CSI will offer AlarmView with its Powerheart products to end-users and Distributors.

4. CO-MARKETING AND TRADE SHOW SUPPORT. DCC and CSI will co-market the AlarmView system at appropriate trade shows and industry meetings. CSI will demonstrate, when applicable, the AlarmView product with the Powerheart to customers, distributors (including, but not exclusive to, Medtronic Physio-Control) and when applicable, at sales meetings. DCC will, if requested by CSI, attend CSI's national sales meeting and regional meetings at DCC's expense.

5.       TECHNOLOGY TRANSFER PRICING & PAYMENT TERMS. ***

6. RELEASE DATE OF PRODUCT: Release Date of Product shall be defined as the date when all necessary work to integrate the Alarm View into the Powerheart and regulatory clearance is completed enabling the products to be sold in the U.S.

7.       EXCLUSIVITY, PURCHASE MINIMUMS AND TERM. ***

8. DCC DEVELOPMENT OBLIGATIONS/NON-RECURRING ENGINEERING (NRE): DCC will perform the required development, engineering, and testing work necessary to interface DCC's AlarmView system into CSI's Powerheart such that the resulting product can be sold, distributed and supported to end user customers in the U.S. and Canada. Such work will be targeted to be completed within ninety (90)


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         days of the signing of this agreement, though this timeframe might be shortened or extended upon completion of a technical review by both parties. In return for such obligations, CSI shall agree to purchase and distribute AlarmView products in accordance with the terms of this Agreement and shall pay DCC a Non-Recurring Engineering ("NRE") fee of $25,000 at the Release Date of Product.

9. ONGOING OBLIGATIONS: DCC will provide CSI with ongoing engineering support for the AlarmView product during the term of the agreement at DCC's cost after the Release Date of Product.

10. WARRANTY: DCC shall warrant the AlarmView product to be free from defects for a period of fifteen (15) months from date of shipment to CSI.

11. REGULATORY: DCCA agrees to provide CSI with the necessary information that CSI will require in order for CSI to complete any regulatory work and/or filings (i.e. Letter to File, or 510(k), if applicable) to the U.S. FDA or any other applicable regulatory bodies. DCC acknowledges that its AlarmView product is being integrated into CSI's product, and therefore, responsibility for regulatory reporting matters likely rests with CSI. CSI agrees that it will inform DCC of any customer complaints that may arise pertaining to the DCC's AlarmView.

12. FILES AND DEMONSTRATION EQUIPMENT: CSI will make available at no cost to DCC all files, file structures, and any demonstration/ simulation equipment needed for DCC to write and complete interface code. CSI will provide an engineering contact/liaison for technical support. All proprietary CSI documentation will be kept in the DCC Oklahoma City or Bothell offices under security and pursuant to the terms of that certain Confidentially Agreement previously executed by and between the parties. Further, CSI will make demonstration Powerheart product available to DCC as required for the AlarmView technology Integration work.

13. INTERNATIONAL SALES. DCC will evaluate and may, at its sole discretion, provide the necessary regulatory, testing and engineering work for non-U.S. country sales (primarily Europe). If DCC completes such work to make its products available in any international markets for any other customer, then, DCC will use its best efforts to provide an AlarmView product with said capability for the CSI.

14.      TERMINATION: This Agreement may be terminated as follows:
         (a) IMMEDIATE FOR CAUSE. In the event of any of the following, the non-breaching party may terminate this Agreement if:
         - Any employee or representative of the other party commits any illegal or unethical act in the course of carrying out any of its duties under this Agreement, or
         - Either party or its parent or any of its principal owners becomes insolvent or is the subject of a bankruptcy or other insolvency proceeding.
         (b) FOR CAUSE. Either party may terminate this Agreement if the other party is in default of any representation, warranty, covenant or other obligation in this Agreement and fails to cure such default within twenty (20) days of written notice from the other party specifying the nature of such default. Thereafter, the party giving such notice may terminate this Agreement by a separate thirty (30) days notice.

15. EFFECT OF TERMINATION. Upon the effective date of termination or expiration of this Agreement for any reason, the obligations and responsibilities of the parties one to the other contained herein shall cease; provided, however, that the same shall not release CSI from payments which may be due to DCC as a result of prior sales or prior obligations incurred, and these shall be paid as they become due; and, provided, further, however, that all obligations with respect to confidentiality, and other obligations which by their nature are continuing or which are specifically stated to survive the termination or expiration of the Agreement shall survive the termination or expiration of this Agreement. In the event CSI terminates for cause, CSI may, at its option, cancel any outstanding


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         order for purchase which has not been shipped by the effective date of termination. In the event DCC terminates for cause, CSI will be obligated to fulfill all obligations, including but not limited to full compensation under Sections 5, 7 and 8.

16. ANNOUNCEMENT OF THIS AGREEMENT. CSI and DCC will issue a mutually agreed upon joint press release regarding this Letter Agreement within five business days of signing.

Agreed to:

CARDIAC SCIENCE INC.                        DATA CRITICAL CORPORATION

/s/ Raymond W. Cohen                        /s/ Michael E. Singer
--------------------                        ----------------------
President & CEO                             Chief Financial Officer

Date     March 17, 2000                     Date     March 17, 2000


                   SECTIONS MARKED FOR CONFIDENTIAL TREATMENT

All sections marked as "***" have been omitted pursuant to a request for confidential treatment. The omitted sections have been filed separately.